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                                                                     EXHIBIT 2.4

                           CERTIFICATE OF DESIGNATION
                          OF RIGHTS AND PREFERENCES OF
                           SERIES A PREFERRED STOCK OF
                            OF WESTERGAARD.COM, INC.

Pursuant to the provisions of Delaware, Chapter 1, Title 8, Westergaard.com, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1. Designation, Amount, Par Value, and Rank. The Company hereby designates the issuance of a series of Preferred Stock to be called the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The total number of shares of Series A Preferred Stock that the corporation shall have the authority to issue is 250,000. Each share of Series A Preferred Stock shall have a par value of $.001 per share.

      2. Voting Rights. The holder of each share of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted on the record date set for purposes of determining the shares entitled to vote at any regular, annual, or special meeting of shareholders of the Company, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

      3. Conversion. (a) Voluntary Conversion. Each share of Series A Preferred Stock may be, at the option of the holder, converted into ten (10) shares of Common Stock of the Company anytime after ninety (90) days of the purchase of the Series A Preferred Stock.

      (b) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that he or she elects to convert the same and shall state therein the name or names in which he or she wishes the

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certificate or certificates for shares of Common Stock to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. On the Conversion Date, all rights with respect to the Series A Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted plus all declared but unpaid dividends. Upon surrender of such certificates the Company shall issue and deliver to such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates or as otherwise directed by the holder, a certificate or certificates for the number of shares of common stock into which the shares of the Series A Preferred Stock surrendered are convertible on the Conversion Date and shall pay all declared but unpaid dividends in respect of the shares of Series A Preferred Stock which are converted.

      (c) Conversion by the Company. The Company may at its discretion convert all or part of the shares of Preferred Stock into shares of Common Stock if the market value of the shares of Common Stock exceeds $2.00 per share for ten (10) consecutive trading days. Market value shall be the average of the bid and asked prices (or the closing price if the stock is listed on the NASDAQ National Market System) on any given date.

      (d) Upon notice by the Company of Series A Preferred Stock conversion into shares of Common Stock, shareholders of the Series A Preferred Stock shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or of any transfer agent for such stock and shall state therein the name or names in which he or she wishes the certificate or certificates for shares of Common Stock to be issued. Such conversion shall be deemed to have been made on the date of the notice by the Company to the shareholder. On the Conversion Date, all rights with respect to the Series A Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted plus all declared but unpaid dividends. Upon surrender of such certificates the Company shall issue and deliver to such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates or in such other name as the holder shall designate in writing, a certificate or certificates for the number of shares of common stock into which the shares of the Series A Preferred Stock surrendered are convertible on the Conversion Date and shall pay all declared but unpaid dividends in respect of the shares of Series A Preferred Stock which are converted.

      4. Dividends; Ranking. All of the preferential amounts to be paid to the holders of the Series A Preferred Stock as provided in this Article Four shall be paid or


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set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of, any property of the Corporation to the holders of any other equity securities of the Corporation, whether now or hereafter authorized. The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, an annual 6% dividend payable in cash or in kind (shares of restricted Common Stock at fair market value) when, if and as declared by the Board of Directors. The initial dividend will be prorated based upon the date of purchase. Dividends will accrue and are cumulative from the date of first issuance.

      5. Preference as to Earnings, Assets and Liquidation. The Series A Preferred Stock shall be preferred as to both earnings and assets, and in the event of liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock of the Company shall be entitled, before any assets of the Company shall be distributed among or paid over to the holders of the Common Stock, to be paid in full the face value of $10.00 per share of Series A Preferred Stock. After payment in full of the above preferential rights of the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock and Common Stock shall participate ratably in the division of the remaining assets of the Company, so that from the remaining assets the amount per share of Series A Preferred Stock distributed to the holders of the Series A Preferred Stock shall equal the amount per share of Common Stock distributed to the holders of the Common Stock.

      6. Amendment. Any term relating to the Series A Preferred Stock may be amended and the observance of any term relating to the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the vote or written consent of holders of at least fifty-one (51%) percent of all Series A Preferred Stock then outstanding of the Company. Any amendment or waiver so effected shall be binding upon the Company and all holders of Series A Preferred Stock.

      7. Registration Rights. (a) The holders of the Series A Preferred Stock shall be entitled to "piggy-back" registration rights for one year from the date of purchase on unconverted preferred stock on registrations of the Company made pursuant to the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto), a registration made pursuant to Form S-4, Form S-8 or pursuant to an employee benefit plan of the Company) subject to the right, however, of the Company and its underwriters, in the case of an underwritten public offering, to reduce the number of shares proposed to be registered pro rata in view of market conditions.

      (b) The Company shall bear the registration expenses (exclusive of underwriting discounts and commissions) of all piggy-back registrations.


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      (c) The registration rights described herein shall be expressly conditioned upon acceptance by any participating shareholder of such other provisions in any purchase or underwriting agreement, if any, relating to such registration as are reasonable and customary, including, but not limited to, cross-indemnification, the period of time in which the Registration Statement shall be kept effective, market stand off agreements, underwriting arrangements, and the like.

      (d) All registration rights granted in this Section 7 shall immediately expire and be deemed null and void upon the conversion, whether voluntary or by the Company, of any shares of Series A Preferred Stock into shares of Common Stock not made in connection with the piggy-back registration rights granted in this Section 7.

      8. Adjustments for Combinations, Subdivisions Reclassifications and Reorganizations. (a) In the event that this Company at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the conversion ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercises of such rights to acquire Common Stock.

      (b) If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in 8(a) (above), the conversion ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

      9. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Company by reason of conversion or otherwise shall be


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reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

      10. Restrictions and Limitations. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the vote or written consent by the holders of at least fifty-one (51%) percent of the then outstanding shares of Series A Preferred Stock:

      (a) Effect any reclassification, recapitalization or other change with respect to any outstanding shares of stock which results in the issuance of shares of stock having any preference or priority as to dividend or redemption rights, liquidation preferences, conversion rights or otherwise, superior to, or on a parity with, any such preference or priority of the Series A Preferred Stock, or

      (b) Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series A Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to or on a parity with the Series A Preferred Stock, or

      (c) Amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock, or otherwise amend the Company's Certificate of Incorporation, so as to effect adversely the Series A Preferred Stock.

      11. Miscellaneous Provisions. (a) The Company shall not engage a transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, in order to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

      (b) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its


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Certificate of Incorporation.

      (c) No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, round the number of shares to be issued upon conversion up to the next whole number.

      (d) Any notice required by the provisions of this Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

      IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer and President of the Company, has executed these Articles this 7th day of March, 2000.

/s/ Thomas J. Wojciechowski
---------------------------
Thomas J. Wojciechowski,
Chief Executive Officer




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